Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors

Cardinal Financial Corporation

We consent to the incorporation by reference in the registration statements (Nos. 333-106694, 333-111672, 333-111673, 333-127395, 333-134923, 333-134934, and 333-174316) on Form S-8 of Cardinal Financial Corporation of our report dated June 29, 2011 with respect to the statements of assets available for benefits (modified cash basis) of the Cardinal Financial Corporation NADART 401(k) Plan as of December 31, 2010 and 2009, the related statement of changes in assets available for benefits (modified cash basis) for the year ended December 31, 2010, and the supplemental schedules (modified cash basis) as of and for the year ended December 31, 2010 of Assets (Held at End of Year) (Schedule I) and Reportable Transactions (Schedule II) which report appears in the December 31, 2010 annual report on Form 11-K of the Cardinal Financial Corporation NADART 401(k) Plan.

KPMG

McLean, Virginia
June 29, 2011